Exhibit 10(ee)

Form for U.S. Executives

AMENDED AND RESTATED
CHANGE IN CONTROL
SEVERANCE PROTECTION AGREEMENT

THIS AMENDED AND RESTATED AGREEMENT (this “Agreement”) is made as of ________________ (the “Effective Date”) by and between Campbell Soup Company (the “Company”) and _________________ (the “Executive”).

WHEREAS, the Board of Directors of the Company (the “Board”) recognizes that the possibility of a Change in Control (as hereinafter defined) exists and that the threat of, or the occurrence of, a Change in Control may result in the departure or in significant distractions of its key management personnel because of the uncertainties inherent in such a situation;

WHEREAS, the Board has, as recommended and approved by the Compensation and Organization Committee (the “Committee”), determined that it is essential and in the best interest of the Company and its stockholders to retain the services of the Executive in the event of a threat or occurrence of a Change in Control and to ensure the Executive’s continued dedication and efforts in such event without undue concern for the Executive’s personal financial and employment security; and

WHEREAS, in order to induce the Executive to remain in the employ of the Company and to encourage the continued attention and dedication of the Executive, particularly in the event of a threat or the occurrence of a Change in Control, the Company desires to enter into this Agreement with the Executive to provide the Executive with certain benefits in the event the Executive’s employment is terminated as a result of, or in connection with, a Change in Control.

NOW, THEREFORE, in consideration of the respective agreements of the parties contained herein, it is agreed as follows:

1.Term of Agreement. The term of this Agreement (the “Term”) shall commence on the Effective Date and shall continue in effect until the third anniversary of the Effective Date; provided, however, that commencing on the second anniversary of the Effective Date and on each anniversary thereafter, the Term of this Agreement shall automatically be extended for one (1) year unless either the Company or the Executive shall have given written notice to the other at least ninety (90) days prior thereto that the Term of this Agreement shall not be so extended; and provided, further, however, that notwithstanding any such notice by the Company not to extend, the Term shall not expire prior to the second anniversary of a Change in Control that occurs prior to the end of the Term.

2.Definitions.

a.“Cause” means a termination evidenced by a resolution adopted in good faith by no less than two-thirds of the Board that the Executive (i) intentionally and continually failed to substantially perform the Executive’s duties to the Company (other than a failure resulting from the Executive's incapacity due to physical or mental illness) which failure continued for a period of at least thirty (30) days after written notice having been delivered to the Executive by the Company specifying the manner in which the Executive has failed to substantially perform, or (ii) intentionally engaged in conduct which is demonstrably and materially injurious to the Company, monetarily, or otherwise; provided, however, that no termination of the Executive's employment shall be for Cause under this clause (ii) until (x) the Company delivers written notice to the Executive stating that the Executive was guilty of the conduct set forth in clause (ii) and specifying the particulars thereof in detail, and (y) the Executive shall have been provided an opportunity to be heard by the Board (with the assistance of the Executive's counsel if the Executive so desires). No act, nor failure to act, on the Executive's part, shall be considered “intentional” unless the Executive has acted, or failed to act, with an absence of good faith and without a reasonable belief that the Executive’s action or failure to act was in the best interest of the Company. Notwithstanding anything in this Agreement to the contrary, the Executive’s failure to perform after a Notice of Termination is given by the Executive shall not constitute Cause for purposes of this Agreement.

b.“Change in Control” shall have the meaning ascribed to such term in the Campbell Soup Company 2022 Long-Term Incentive Plan (the “Equity Plan”) as of the date hereof as interpreted by the Committee (as defined in the Equity Plan).

c.“Disability” means a physical or mental infirmity that (notwithstanding accommodation) impairs the Executive's ability to substantially perform the Executive’s duties under this Agreement for a continuous period of one hundred eighty (180) days. Any question as to the existence of a Disability upon which the Executive and the Company cannot agree will be determined by a qualified independent physician selected by the Executive and the Company. If the Company and the Executive cannot agree on a physician, the Chief of Staff of Thomas Jefferson Hospital in Philadelphia, Pennsylvania shall select a physician. The determination of such physician made in writing to the Company and to the Executive shall be final and conclusive for all purposes of this Agreement.

d.“Good Reason” means the occurrence during the Protection Period (as defined below) of any of the following events or conditions (as applicable):

i.a material adverse change in the Executive’s position or responsibilities (including reporting responsibilities); the assignment to the Executive of any duties or responsibilities which, in the Executive’s reasonable judgment, are inconsistent with the Executive’s status, position or responsibilities; or any removal of the Executive from or failure to reappoint or reelect the Executive to any of such offices or positions, except in connection with the termination of the Executive’s employment for Disability, Cause, death or by the Executive other than for Good Reason;

ii.a reduction in the Executive’s base salary or any failure to pay the Executive any compensation or benefits to which the Executive is entitled within thirty (30) days of the date due;

iii.requiring the Executive to move to any place outside a 50-mile radius from the Executive’s principal place of employment, except for reasonably required travel on the Company’s business;

iv.the failure by the Company to either (A) continue in effect (without reduction in benefit level, and/or reward opportunities) any compensation or employee benefit plan in which the Executive was participating, unless a substitute or replacement plan has been implemented which provides substantially identical compensation or benefits (including target value of equity awards) to the Executive or (B) provide the Executive with compensation and benefits, in the aggregate, at least equal (in terms of benefit levels and/or reward opportunities) to those provided for under each other compensation or employee benefit plan, program and practice as in effect immediately prior to (I) the Change in Control (or as in effect following the Change in Control, if greater) or (II) Termination Date for a Pre CIC Termination (as defined below), as applicable;

v.any material breach by the Company of any provision of this Agreement;

vi.any purported termination of the Executive’s employment for Cause by the Company which does not comply with the terms of Section 2(a); or

vii.the failure of the Company to obtain an agreement, satisfactory to the Executive, from any successor or assign of the Company to assume and agree to perform this Agreement, as contemplated in Section 7 hereof.

A Good Reason termination shall not occur unless the Executive gives notice to the Company that an event or condition described in Sections 2(d)(i) through (vii) has occurred within a time period not to exceed ninety (90) days from the date of first occurrence of one of these events or conditions, and the Company shall have at least thirty (30) days from the time of that notice in which to remedy the event or condition described in Sections 2(d)(i) through (vii). The Executive’s right to terminate Executive’s employment pursuant to this Section 2(d) shall not be affected by Executive’s incapacity due to physical or mental illness.

e.“Protection Period” means (i) the period commencing on the earlier to occur of (1) a public announcement by the Company of a transaction that results in a Change in Control; and (2) the entry by the Company into a definitive agreement that results in a Change in Control, and ending upon the occurrence of a Change in Control (such period, the “Pre CIC Protection Period” and a termination that occurs during such period is hereinafter referred to as a “Pre CIC Termination”); and (ii) the twenty-four (24) month period immediately following a Change in Control (a termination that occurs during such period is hereinafter referred to as a “Post CIC Termination”); provided that, if prior to the commencement of the Pre CIC Protection Period, the Board, a committee of the Board, or an officer (or officers) of the Company authorized to take such action (if Board action is not required) approves a restructuring or internal reorganization of the Company that results in the termination of the Executive’s employment during the Pre CIC Protection Period, then the Executive’s termination of employment shall be deemed to be unrelated to the Change in Control, shall be deemed to have occurred outside of the “Protection Period” for purposes of this Agreement and, as a result, the Executive shall not be entitled to the compensation and benefits under this Agreement.

3.Severance and Benefits. If, during the Term, the Executive’s employment with the Company is terminated during the Protection Period, the Executive shall be entitled to the following compensation and benefits:

a.If the Executive’s employment with the Company is terminated during the Protection Period (1) by the Company for Cause or Disability, (2) by reason of the Executive's death, or (3) by the Executive for any reason other than for Good Reason, the Company shall pay the Executive all amounts earned or accrued but not paid as of the Termination Date (as hereinafter defined), including (i) base salary, (ii) reimbursement for reasonable and necessary expenses incurred by the Executive on behalf of the Company prior to the Termination Date, and (iii) vacation pay (collectively, “Accrued Compensation”). In addition to the foregoing, if the Executive’s employment is terminated during the Protection Period, by the Company for Disability or by reason of the Executive’s death, the Company shall pay to the Executive or Executive’s beneficiaries (as applicable) an amount equal to the Pro Rata Bonus (as hereinafter defined). The “Pro Rata Bonus” is an amount equal to the Bonus Amount (as hereinafter defined) multiplied by a fraction the numerator of which is the number of days in such fiscal year through the Termination Date and the denominator of which is 365. The term “Bonus Amount” shall mean the greater of the (x) Executive's target bonus (or if expressed as a range, the average of the low and high incentive targets of the range for each level) under the Campbell Soup Company Annual Incentive Plan (or any substitute or successor annual incentive plan) for the fiscal year in which the Termination Date occurs and (y) average of the annual bonuses paid or payable to the Executive during the two full fiscal years immediately prior to the Termination Date. Executive’s entitlement to any other compensation or benefits shall be determined in accordance with the Company’s employee benefit plans and other applicable programs and practices then in effect.

b.If the Executive’s employment with the Company is terminated during the Protection Period (1) by the Company without Cause (excluding by reason of Executive’s death or Disability) or (2) by the Executive for Good Reason, the Executive shall be entitled to the following benefits:

i.All Accrued Compensation and the Pro-Rata Bonus (each as defined in Section 3(a)).

ii.As severance pay, and in lieu of any other compensation for periods subsequent to the Termination Date, a single lump sum cash payment (the

“Severance Amount”) equal to the amount set forth in paragraph (1) on Schedule A.

iii.For a number of months equal to the number of months set forth in paragraph (2) on Schedule A (the “Continuation Period”), the Company shall at its expense continue to provide the Executive and the Executive’s dependents and beneficiaries with life insurance and medical benefits in an amount equal to the greater of: (x) the greater of (as applicable) (1) such benefits provided to the Executive at any time during the 90-day period immediately prior to the Change in Control (or Termination Date for a Pre CIC Termination) or (2) the benefits provided to the Executive at any time following the Change in Control and (y) the benefits provided to other similarly situated executives who continue in the employ of the Company during the Continuation Period. The coverage and benefits (including deductibles and costs) provided in this Section 3(b)(iii) during the Continuation Period shall be no less favorable to the Executive and the Executive’s dependents and beneficiaries, than the most favorable of such coverages and benefits provided during any of the periods referred to in clauses (x) and (y) above. The Company’s obligation hereunder with respect to the foregoing benefits shall be limited to the extent that the Executive obtains any such benefits pursuant to a subsequent employer's benefit plans, in which case the Company may reduce the coverage of any benefits it is required to provide the Executive hereunder as long as the aggregate coverages and benefits of the combined benefit plans is no less favorable to the Executive than the coverages and benefits required to be provided hereunder. This subsection (iii) shall not be interpreted so as to limit any benefits to which the Executive or the Executive’s dependents or beneficiaries may be entitled under any of the Company's employee benefit plans, programs or practices following the Executive's termination of employment, including without limitation, life insurance benefits.

iv.A single lump sum cash payment equal to the actuarial equivalent of the excess of (A) the Supplemental Retirement Benefit (determined as a straight life annuity commencing at age 65) over (B) the lump sum actuarial equivalent of the aggregate retirement benefit the Executive has actually accrued under such retirement plans as of the Termination Date (determined as a straight life annuity commencing at age 65). For purposes of this subsection (iv), the “Supplemental Retirement Benefit” shall mean the lump sum actuarial equivalent of the aggregate retirement benefit the Executive would have been entitled to receive under the Company's supplemental and other retirement plans (as applicable) including, but not limited to, the Campbell Soup Company 401(k) Retirement Plan and the Campbell Soup Company Supplemental Retirement Plan (as applicable) determined as if (w) the Executive remained employed by the Company and accumulated additional months of credited service as set forth in paragraph (3) on Schedule A (but in no event shall the Executive be deemed to have accumulated additional credited service after attaining age 65), (x) Executive’s annual compensation during such period had been equal to the sum of (A) the greater of (as applicable) (1) the Executive’s annual base salary in effect at any time during the 90-day period immediately prior to the Change in Control (or the delivery of a Notice of Termination in the event of a Pre CIC Termination) and (2) the Executive’s annual base salary in effect at any time following the Change in Control and (B) the Bonus Amount, (y) the Company and/or the Subsidiary or division made employer contributions to each defined contribution plan (including the Campbell Soup Company Supplemental Retirement Plan) in which the Executive was a participant at the Termination Date (in an amount equal to the amount of such contribution for the applicable plan year immediately preceding the Termination Date) and (z) the Executive had been fully (100%) vested in the Executive’s benefit under each retirement plan in which the Executive was a participant. For purposes of this subsection (iv), the “actuarial equivalent” shall be determined in accordance with the actuarial assumptions used for the calculation of benefits under the Company Retirement and Pension Plan as applied in accordance with such plan's past practices.

v.Following a Change in Control, the Company shall repurchase one-hundred percent (100%) of the Executive’s unrestricted shares of Company common stock received in connection with the settlement or exercise of Equity Awards (as defined below) for Fair Market Value (as defined in the Equity Plan) of such shares on (A) the date of the Change in Control if the termination is a Pre CIC Termination or (B) the date of termination if the termination is a Post CIC Termination. The repurchase price shall be payable in cash or cash equivalent.

vi.The cash amounts provided for in this Section 3(b), shall be paid (i) within thirty (30) days after the Executive’s Termination Date if the termination is a Post CIC Termination; or (ii) within thirty (30) days following a Change in Control if the termination is a Pre CIC Termination.

c.The Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise and no such payment shall be offset or reduced by the amount of any compensation or benefits provided to the Executive in any subsequent employment except as provided in Section 3(b)(iii).

d.The severance pay and benefits provided for in this Section 3 shall be in lieu of any other severance pay to which the Executive may be entitled under any Company severance plan, program or arrangement. If in connection with a Pre CIC Termination (during the Protection Period) the Executive receives any severance payments or benefits under any Company severance plan, program or arrangement (including the Campbell Soup Company Executive Severance Pay Plan or the Campbell Soup Company Severance Pay Plan for Salaried Employees, as applicable), such payments or benefits, and the Executive’s participation in such plan, program or arrangement shall cease upon the occurrence of a Change in Control and any further severance payments or benefits shall be provided in accordance with this Agreement; provided, however, (1) that any amounts payable under Section 3(b)(ii) of this Agreement shall be reduced (on a dollar for dollar basis) by the amount of cash severance that the Executive has received prior to the Change in Control under any other Company severance plan, program or arrangement; and (2) the Continuation Period shall be reduced (on a month for month basis) by the number of months during which the Executive received life insurance and medical benefits, as applicable, prior to the Change in Control under any other Company severance plan, program or arrangement.

4.Treatment of Equity Awards.

a.Upon and following a Change in Control (including upon the occurrence of a Post CIC Termination, if applicable), the Executive’s equity incentive awards granted under the Equity Plan or the Campbell Soup Company 2015 Long-Term Incentive Plan (the “Equity Awards”) shall be governed by the terms of Section 12.3 of the Equity Plan as in effect from time to time (subject to the amendment limitations set forth in Section 12.4 of the Equity Plan). For the avoidance of doubt, the terms of Section 12.3 of the Equity Plan shall apply to Equity Awards granted under the Campbell Soup Company 2015 Long-Term Incentive Plan as if such Equity Awards had been granted under the Equity Plan.

b.Upon the occurrence of a Pre CIC Termination (1) by the Company without Cause (excluding by reason of Executive’s death or Disability) or (2) by the Executive for Good Reason, the provisions set forth on Schedule B shall apply to the Equity Awards.

c.The foregoing shall not prohibit the Company from making a payment to the Executive in respect of the Equity Award on an earlier date, upon or within thirty days following a Change in Control, to the extent such payment would not result in additional taxes under Section 409A.

5.Notice of Termination. Any purported termination of the Executive's employment by the Company or by the Executive (other than a termination due to the Executive’s death) shall be communicated by a written Notice of Termination to the other party in accordance with Section 10. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which indicates the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances that provide a basis for a termination of the Executive’s employment under the provision so indicated. For purposes of this Agreement, no such purported termination (other than a termination due to the Executive’s death) shall be effective without such Notice of Termination.

6.Termination Date. For purposes of this Agreement, “Termination Date” means, in the case of the Executive’s death, the date of the Executive’s death, and in all other cases, the date specified in the Notice of Termination subject to the following:

a.If the Executive’s employment is terminated by the Company for Cause or due to Disability, the date specified in the Notice of Termination shall be at least thirty (30) days from the date the Notice of Termination is given to the Executive, provided that in the case of Disability the Executive shall not have returned to the full-time performance of the Executive’s duties during such period; and

b.If the Executive resigns for Good Reason, the date specified in the Notice of Termination shall not be more than sixty (60) days from the date the Notice of Termination is given to the Company.

c.Notwithstanding any other provision in this Agreement to the contrary, the termination of the Executive's employment in connection with a Change in Control that results in the sale, divestiture or other disposition of a division, group or business unit of the Company (or part thereof) at which the Executive was employed at the time of such sale, divestiture or other disposition, shall not be deemed to be a termination of employment of the Executive for purposes of this Agreement, provided (i) the Executive is offered employment by the purchaser or acquiror of such division, group or business unit of the Company on terms (including, without limitation, those relating to position, compensation, employee benefits and principal place of employment) that are substantially similar to those provided by the Company to the Executive immediately prior to such sale, divestiture or other disposition and (ii) the Company obtains an agreement from such purchaser or acquiror as contemplated in Section 7(c). If the requirements of this Section 6(c)(i) and (c)(ii) are satisfied, the Executive shall not be entitled to any benefits from the Company under this Agreement as a result of such sale, divestiture, or other disposition, or as a result of any subsequent termination of employment.

7.Successors; Binding Agreement.

a.This Agreement shall be binding upon and shall inure to the benefit of the Company, its successors and assigns and the Company shall require any successor or assign to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession or assignment had taken place. In such event, the term “the Company” as used herein shall include such successors and assigns. The term “successors and assigns” as used herein shall mean a corporation or other entity acquiring all or substantially all the assets and business of the Company (including this Agreement) whether by operation of law or otherwise.

b.Neither this Agreement nor any right or interest hereunder shall be assignable or transferable by the Executive, his beneficiaries or legal representatives, except by will or by the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive's legal personal representative.

c.In the event that one or more divisions, groups and business units of the Company (or parts thereof) that the Executive is primarily associated with (or part thereof) are sold, divested, or otherwise disposed of by the Company in connection with or subsequent to a Change in Control, the Company shall require such purchaser or acquiror, as a condition precedent to such purchase or acquisition, to assume, and agree to perform the Company's obligations under this Agreement, in the same manner, and to the same extent that the Company would be required to perform if no such acquisition or purchase had taken place. In such circumstances, the purchaser or acquiror shall be solely responsible for providing any payments or benefits payable under this Agreement to the Executive.

8.Fees and Expense. The Company shall pay all reasonable legal fees and related expenses (including the costs of experts, evidence and counsel) incurred by the Executive as they become due as a result of (a) the Executive's termination of employment (including all such fees and expenses, if any, incurred in contesting or disputing any such termination of employment), (b) the Executive seeking to obtain or enforce any right or benefit provided by this Agreement or by any other plan or arrangement maintained by the Company under which the Executive is or may be entitled to receive benefits, or (c) the Executive’s hearing before the Board as contemplated in Section 2(a) of this Agreement; provided, however, that the circumstances set forth in clauses (a) and (b) occurred during or after the Protection Period.

9.Order of Payment. In the event that the severance and other benefits provided for in this Agreement or otherwise payable to you (a) constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) and (b) but for this provision, would be subject to the excise tax imposed by Section 4999 of the Code, then Executive’s severance, vesting and other benefits under this Agreement shall be payable either (i) in full, or (ii) as to such lesser amount which would result in no portion of such severance and other benefits being subject to the excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in the receipt by Executive on an after-tax basis, of the greatest amount of severance benefits under this Agreement notwithstanding that all or some portion of such severance benefits may be taxable under Section 4999 of the Code. Any reduction shall be made in the following manner: first a pro rata reduction of (i) cash payments subject to Section 409A and the regulations and authoritative guidance promulgated thereunder to the extent applicable (collectively, “Section 409A”) as deferred compensation and (ii) cash payments not subject to Section 409A, and second a pro rata cancellation of (i) equity-based compensation subject to Section 409A as deferred compensation and (ii) equity-based compensation not subject to Section 409A. Reduction in either cash payments or equity compensation benefits shall be made pro-rata between and among benefits which are subject to Section 409A and benefits which are exempt from Section 409A. The Accountants (as defined below) shall take into account the value of, services provided or to be provided by the Executive (including, without limitation, the Executive’s agreeing to refrain from performing services pursuant to a covenant not to compete or similar covenant, before, on or after the date of a change in ownership or control of the Company (within the meaning of Q&A-2(b) of the final regulations under Section 280G of the Code), such that payments in respect of such services may be considered reasonable compensation within the meaning of Q&A-9 and Q&A-40 to Q&A-44 of the final regulations under Section 280G of the Code and/or exempt from the definition of the term “parachute payment” within the meaning of

Q&A-2(a) of the final regulations under Section 280G of the Code in accordance with Q&A-5(a) of the final regulations under Section 280G of the Code. Unless the Company and you otherwise agree in writing, any determination required under this provision shall be made in writing by the Company’s independent public accountants (the “Accountants”), whose determination shall be conclusive and binding upon you and the Company for all purposes. For purposes of making the calculations required by this provision, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and you shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this provision. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this provision.

10.Notice. For the purposes of this Agreement, notices and all other communications provided for in the Agreement (including the Notice of Termination) shall be in writing and shall be deemed to have been duly given when personally delivered or sent by certified mail, return receipt requested, postage prepaid, addressed to the respective addresses last given by each party to the other, provided that all notices to the Company shall be directed to the attention of the Board with a copy to the Secretary of the Company. All notices and communications shall be deemed to have been received on the date of delivery thereof or on the third business day after the mailing thereof, except that notice of change of address shall be effective only upon receipt.

11.Non-exclusivity of Rights. Nothing in this Agreement shall prevent or limit the Executive’s continuing or future participation in any benefit, bonus, incentive or other plan or program provided by the Company or any of its subsidiaries and for which the Executive may qualify, nor shall anything herein limit or reduce such rights as the Executive may have under any other agreements with the Company or any of its subsidiaries; provided, however, to the extent that the Executive receives benefits under this Agreement, the Executive will not be entitled to severance pay or benefits under any other severance plan, program, policy or arrangement of the Company (including, without limitation, the Campbell Soup Company Executive Severance Pay Plan and the Campbell Soup Company Severance Pay Plan for Salaried Employees). Amounts which are vested benefits or which the Executive is otherwise entitled to receive under any plan, program or arrangement of the Company or any of its subsidiaries shall be payable in accordance with such plan, program or arrangement except as expressly modified by this Agreement.

12.Settlement of Claims. The Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any circumstances, including, without limitation, any set-off, counterclaim, recoupment, defense or other right which the Company may have against the Executive or others.

13.Miscellaneous. No provision of this Agreement may be modified, waived, amended or discharged unless such waiver, modification, amendment or discharge is agreed to in writing and signed by the Executive and the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreement or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement.

14.Employment Status. This Agreement does not constitute a contract of employment or impose on the Company any obligation to retain the Executive, or any obligation on the Executive to remain in the employment of the Company.

15.Section 409A.

a.The parties agree that this Agreement shall be interpreted to comply with or be exempt from Section 409A, and all provisions of this Agreement shall be construed in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A. In no event whatsoever will the Company, any of its affiliates or any of their respective directors, officers, agents, attorneys, employees, executives, shareholders, investors, members, managers, trustees, fiduciaries, representatives, principals, accountants, insurers, successors or assigns be liable for any additional tax, interest or penalties that may be imposed on the Executive under Section 409A or any damages for failing to comply with Section 409A.

b.Six-Month Delay for Specified Employees. If any payment, compensation or other benefit provided to the Executive in connection with the termination of the Executive’s employment is determined, in whole or in part, to constitute “nonqualified deferred compensation” within the meaning of Section 409A and the Executive is a specified employee as defined in Section 409A(2)(B)(i) of the Code, no part of such payments shall be paid before the day that is six (6) months plus one (1) day after the date of termination or, if earlier, ten business days following the Executive’s death (the “New Payment Date”). The aggregate of any payments that otherwise would have been paid to the Executive during the period between the date of termination and the New Payment Date shall be paid to the Executive in a lump sum on such New Payment Date. Thereafter, any payments that remain outstanding as of the day immediately following the New Payment Date shall be paid without delay over the time period originally scheduled, in accordance with the terms of this Agreement.

c.Termination as Separation from Service. A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits subject to Section 409A upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A, and for purposes of any such provision of this Agreement, references to a “resignation,” “termination,” “terminate,” “termination of employment” or like terms shall mean separation from service.

d.Payments for Reimbursements, and In-Kind Benefits. All reimbursements for costs and expenses under this Agreement shall be paid in no event later than the end of the calendar year following the calendar year in which the Executive incurs such expense. With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Section 409A, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (ii) the amount of expenses eligible for reimbursements or in-kind, benefits provided during any taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits to be provided in any other taxable year.

e.Payments Within Specified Number of Days. Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within thirty (30) days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of the Company.

f.Installments as Separate Payment. For purposes of Section 409A, the Executive’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments.

16.Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New Jersey, without reference to the principles of conflicts of laws. Each party hereto consents to in personam jurisdiction and venue in the United States District Court of New Jersey. In the event that the United States District Court of New Jersey should lack subject matter jurisdiction, the parties consent to jurisdiction and venue in a court of competent jurisdiction in Camden County in the State of New Jersey.

17.Withholding. The Company may withhold from all payments due to Executive (or the Executive’s beneficiary or estate) under this Agreement all applicable federal, state, local and foreign income and employment taxes.

18.Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

19.Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

20.Headings. The headings contained in this Agreement are intended solely for convenience and shall not control or affect the meaning or construction of the provisions of this Agreement.

21.Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all understandings and arrangements, whether oral or written, between the parties hereto with respect to such subject matter, including the Change in Control Severance Protection Agreement by and between the Company and the Executive dated as of [______].

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer and the Executive has executed this Agreement as of the day and year first above written.

CAMPBELL SOUP COMPANY
______________________
By:
Title

EXECUTIVE
_________________________
Name:

Schedule A to Severance Protection Agreement

1.The Executive’s Severance Amount provided for in Section 3(b)(ii) shall equal the severance pay multiple set forth below next to the Executive’s salary level at the Termination Date multiplied by the sum of: (A) the greater of (as applicable) (1) the Executive’s annual base salary in effect at any time during the 90-day period immediately prior to the Change in Control (or Termination Date for a Pre CIC Termination) or (2) the Executive’s annual base salary in effect at any time following the Change in Control, and (B) the Bonus Amount.

Salary Level at Termination Date	Severance Pay Multiple
B	2.0
A	2.5

2.The Benefits Continuation Period provided for in Section 3(b)(iii) shall be determined using the number of months set forth below next to the Executive’s salary level at the Termination Date.

Salary Level at Termination Date	Benefits Continuation Period
B	24 months
A	30 months

3.The additional service credit provided for in Section 3(b)(iv)(w) shall be equal to the number of months set forth below next to the Executive’s salary level at the Termination Date.

Salary Level at Termination Date	Additional Service Credit
B	24 months
A	30 months

Schedule B
Treatment of Equity Awards in Connection with Pre CIC Termination

Upon the occurrence of a Pre CIC Termination (during the Protection Period) (1) by the Company without Cause (excluding by reason of Executive’s death or Disability) or (2) by the Executive for Good Reason, then:

(i) to the extent that any Equity Awards are subject to time-based vesting (the “Time Awards”) and remain outstanding and unvested as of immediately prior to the Change in Control, such Time Awards shall vest in full and be settled pursuant to the terms of the Equity Plan and the award agreement governing such Time Awards;

(ii) to the extent that any Equity Awards are Time Awards that were forfeited upon or following the Executive’s Pre CIC Termination, but prior to the Change in Control, the Executive shall receive a cash payment in respect of such forfeited Time Awards equal to the product of (w) the volume weighted average price per share of the Company’s common stock over the 20 trading days immediately preceding the Executive’s date of termination (“20 Day VWAP”) and (x) the number of restricted stock units subject to the Time Award that were forfeited upon such Pre CIC Termination, payable at the same time that the forfeited Time Awards would have been settled pursuant to the terms of the applicable award agreement if the Executive had not experienced a termination of employment;

(iii) to the extent that any Equity Awards are subject to performance-based vesting (the “Performance Awards”) and remain outstanding and unvested as of immediately prior to the Change in Control, such Performance Awards shall vest assuming that any performance conditions are deemed achieved at the greater of target and actual performance, as determined by the Committee (as defined in the Equity Plan), and be settled pursuant to the terms of the Equity Plan and the award agreement governing such Performance Awards; and

(iv) to the extent that any Equity Awards are Performance Awards that were forfeited upon or following the Executive’s Pre CIC Termination, but prior to the Change in Control, the Executive shall receive a cash payment in respect of such forfeited Performance Awards equal to:
(y) with respect to any such Performance Awards for which the performance cycle ended prior to the Change in Control, the amount Executive would have received in respect of such awards assuming that (I) any performance conditions are deemed achieved at actual performance, as determined by the Committee and (II) the value of each unit underlying such Performance Awards is equal to the 20 Day VWAP; and

(z) with respect to any such Performance Awards for which the performance cycle has not ended prior to the Change in Control, the amount Executive would have received in respect of such awards assuming that (I) any performance conditions are deemed achieved at the greater of target and actual performance as of the Change in Control, as determined by the Committee, and (II) the value of each unit underlying such Performance Awards is equal to the 20 Day VWAP, with such amounts described in clauses (y) and (z) payable at the same time that the Performance Awards would have been settled pursuant to the terms of the Equity Plan and the award agreement governing such Performance Awards.